UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   November 22, 2011

ENTREMED, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	0-20713	58-1959440
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation or organization)		No.)

9640 Medical Center Drive
Rockville, Maryland

(Address of principal executive offices)

20850

(Zip Code)

(240) 864-2600

(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On November 22, 2011, EntreMed, Inc.  (the “Company”)  received a letter (the “Letter”) from the Listing Qualifications Staff (the “Staff”) of the Nasdaq Stock Market (“Nasdaq”), notifying the Company that it fails to comply with Nasdaq Listing Rule 5550(b)(1) (the “Rule”), which requires the Company to maintain a minimum of $2.5 million in stockholders’ equity for continued listing on the Nasdaq Capital Market if it does not otherwise meet the other requirements under the Nasdaq Capital Market continued listing rules.  As of September 30, 2011, the Company’s stockholders equity was below the minimum equity requirement, as reported in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, filed on November 14, 2011.  The Letter also noted that, as of November 21, 2011, the Company did not meet the other compliance alternatives under Nasdaq Listing Rule 5550(b) of a market value of listed securities of $35 million, or $500,000 of net income from continuing operations in the most recently completed fiscal year or in two of the last three most recently completed fiscal years.

Nasdaq has granted the Company until January 6, 2012 to submit a plan to regain compliance with the Rule.  If Nasdaq accepts the Company’s plan, it may grant an extension of up to 180 calendar days from the Letter date, or until May 20, 2012, for the Company to evidence compliance.  If Nasdaq rejects the Company’s plan, the Company may appeal that decision to a Nasdaq Hearings Panel. The Company intends to submit a compliance plan on or prior to January 6, 2012.

The Letter has no effect on the listing or trading of the Company’s common stock at this time.  However, there can be no assurance that the Company will be able to regain compliance with the Rule or the other compliance alternatives under Nasdaq Listing Rule 5550(b).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTREMED, INC.

/s/ Cynthia W. Hu

Name: Cynthia W. Hu
Title: Chief Operating Officer, General Counsel &
Secretary

Date:  November 28, 2011